                                                              File No. 333-37994

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            STILWELL FINANCIAL INC.
            (Exact Name of Registrant as Specified in Its Charter)
                                   Delaware
        (State or Other Jurisdiction of Incorporation or Organization)
                                  43-1804048
                     (I.R.S. Employer Identification No.)

                          920 Main Street, 21st Floor
                          Kansas City, Missouri 64105
                                (816) 218-2400
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                            Stilwell Financial Inc.
                      1998 Long Term Incentive Stock Plan
                             (Full Title of Plan)

                                 Gwen E. Royle
                            Stilwell Financial Inc.
                          920 Main Street, 21st Floor
                         Kansas City, Missouri 64105
                                (816) 218-2418
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Upon the distribution of registrant's outstanding common stock to the stockholders of Kansas City Southern Industries, Inc. or as soon thereafter as this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                      Proposed   Proposed
                                       maximum    maximum
Title of each class      Amount       offering   aggregate            Amount of
of securities to be      to be        price per  offering           registration
registered            registered (1)    unit       price                 fee
--------------------------------------------------------------------------------
Common Stock            7,160,264       $4.20   $30,073,109 (2)        $7,940 (3)
par value $.01
per share
--------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are being registered such additional shares as may be issuable pursuant to the antidilution provisions of the Plan. The shares of common stock to which this Registration Statement relates are to be issued upon exercise of options which will be granted for no consideration to certain eligible persons who hold options for shares of common stock of Kansas City Southern Industries, Inc., in connection with the distribution by Kansas City Southern Industries, Inc. of at least 80% of the outstanding common stock of Stilwell Financial Inc.

(2) Pursuant to Rule 457(h), based upon the book value of such shares of common stock as of April 30, 2000 of $4.20 per share.

(3) A fee of $7,940 was previously paid with the initial filing on May 26, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  PROSPECTUS

                               7,160,264 SHARES

                            STILWELL FINANCIAL INC.
                    COMMON STOCK, PAR VALUE $.01 PER SHARE

            OFFERED AS SET FORTH IN THIS PROSPECTUS PURSUANT TO THE

                            STILWELL FINANCIAL INC.
                      1998 LONG TERM INCENTIVE STOCK PLAN

                      -----------------------------------

  This prospectus applies to shares of common stock of Stilwell Financial Inc. to be issued upon exercise of the options granted under the 1998 Long Term Incentive Stock Plan to eligible persons who hold options for shares of common stock of Kansas City Southern Industries, Inc., in connection with the distribution by KCSI of at least 80% of the outstanding common stock of Stilwell as a result of which Stilwell will cease to be a subsidiary of KCSI.

  Stilwell has received approval, subject to official notice of issuance, to have the Stilwell common stock listed on the New York Stock Exchange under the symbol "SV."

  INVESTING IN THE COMMON STOCK OF STILWELL FINANCIAL INC. INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 The date of this prospectus is June 15, 2000.

                               TABLE OF CONTENTS

                                                                         Page
General Information . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Summary of the Long Term Incentive Stock Plan . . . . . . . . . . . . .   14
 Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  What is the purpose of the Long Term Incentive Stock Plan?. . . . . .   14
  Is the Long Term Incentive Stock Plan subject to ERISA or
  Section 401(a) of the Internal Revenue Code?. . . . . . . . . . . . .   14
 Overview of the Long Term Incentive Stock Plan . . . . . . . . . . . .   14
  Who is eligible to participate in the Long Term Incentive Stock Plan?   14
  What type of Awards may be granted under the Long Term
  Incentive Stock Plan? . . . . . . . . . . . . . . . . . . . . . . . .   15
  How do I know that I have been granted an Option, Substitute
  Option or LSAR? . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  What is an Option?. . . . . . . . . . . . . . . . . . . . . . . . . .   15
  What is a Substitute Option?. . . . . . . . . . . . . . . . . . . . .   15
  What is the Option Price? . . . . . . . . . . . . . . . . . . . . . .   15
  When may I exercise an Option?. . . . . . . . . . . . . . . . . . . .   16
  How do I exercise an Option?. . . . . . . . . . . . . . . . . . . . .   16
  What are Limited Stock Appreciation Rights? . . . . . . . . . . . . .   16
  When may a Grantee exercise an LSAR?. . . . . . . . . . . . . . . . .   17
 Material Federal Income Tax Consequences . . . . . . . . . . . . . . .   17
  Options and Substitute Options. . . . . . . . . . . . . . . . . . . .   17
  LSARs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Capital Gains and Losses. . . . . . . . . . . . . . . . . . . . . . .   18
  Tax Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Tax Consequences to Grantees Employed by U.S. Employers but
  Working Abroad. . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  Certain Investment Considerations . . . . . . . . . . . . . . . . . .   19
 Other Matters Relating to the Long Term Incentive Stock Plan . . . . .   19
  When was the Long Term Incentive Stock Plan adopted
  and when does it end? . . . . . . . . . . . . . . . . . . . . . . . .   19
  Who grants Options and LSARs and otherwise oversees the Long
  Term Incentive Stock Plan?. . . . . . . . . . . . . . .  . .  . . . .   19
  May a Grantee transfer an Option or LSAR to another person? . . . . .   19
  May the Long Term Incentive Stock Plan or any Option
  or LSAR be changed or terminated?. . . . . . .  . . . . . . . . . . .   19
  What happens to Options or LSARs if the Grantee no longer works
  for Stilwell? . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  What happens to Options or LSARs following a Change of Control
  of Stilwell?. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  What does Stilwell do with the money received from the exercise
  of Options? . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  Are there any restrictions on the resale of the Shares of Common
  Stock acquired upon the exercise of an Option?. . . . . . . . . . . .   22
  How to Obtain Additional Information. . . . . . . . . . . . . . . . .   22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Available Information . . . . . . . . . . . . . . . . . . . . . . . . .   23
Incorporation of Certain Documents by Reference . . . . . . . . . . . .   24

                              GENERAL INFORMATION

  The Stilwell Financial Inc. 1998 Long Term Incentive Stock Plan was established by the Board of Directors of Stilwell Financial Inc. ("Stilwell") and approved by the sole stockholder of Stilwell, Kansas City Southern Industries, Inc. ("KCSI"), and approved by the stockholders of KCSI at a Special Meeting of Stockholders, on July 15, 1998, to be effective as of June 1, 1998. The Board of Stilwell amended and restated such plan effective as of August 11, 1999 (as so amended and restated, the "Long Term Incentive Stock Plan").

  KCSI formed Stilwell as a holding company for the group of businesses and investments that comprise the financial services segment of KCSI. The primary entities comprising the financial services segment are Janus Capital Corporation ("Janus"), an approximately 81.5% owned subsidiary; Berger LLC ("Berger"), of which Stilwell indirectly owns 100% of the Berger preferred limited liability company interests and approximately 86% of the Berger regular limited liability company interests; Nelson Money Managers Plc ("Nelson"), an 80% owned subsidiary; DST Systems, Inc. ("DST"), an equity investment in which Stilwell indirectly holds an approximate 32% interest, and miscellaneous other subsidiaries and equity investments. The businesses which comprise the financial services segment offer a variety of asset management and related financial services to registered investment companies, retail investors, institutions and individuals.

  KCSI will effect the distribution to holders of record of common stock of KCSI on June 28, 2000 (the "Record Date") of two shares of Stilwell common stock, including certain attached preferred stock purchase rights, for every one share of KCSI common stock outstanding on the Record Date (the "Distribution"). The Distribution will result in all of the outstanding shares of Stilwell common stock being distributed to holders of KCSI common stock on a pro-rata basis.

  Options to purchase KCSI common stock are currently outstanding under the KCSI 1991 Amended and Restated Stock Option and Performance Award Plan (the "KCSI Stock Option Plan"). KCSI and Stilwell have agreed to adjust each existing KCSI employee benefit or award under this plan. As part of the Distribution, KCSI and Stilwell plan to substitute options for KCSI non-qualified stock options held by (1) employees of Stilwell and its subsidiaries, (2) current and former employees of KCSI and KCSI's current and former subsidiaries and (3) directors of KCSI and Stilwell (including former directors) to provide for the equitable adjustment of the stock options as allowed by the KCSI Stock Option Plan. Specifically, as part of the Distribution, all KCSI non-qualified stock options outstanding as of the Record Date ("KCSI Options") will remain outstanding with an adjusted exercise price ("New KCSI Options"), and holders of the KCSI Options will receive separately exercisable options to buy Stilwell common stock ("Substitute Options"). Substitute Options for approximately 16,000,000 shares will be issued to (1) employees of Stilwell and its subsidiaries, (2) current and former employees of KCSI and its current and former subsidiaries and (3) directors of KCSI and Stilwell and will result in the dilution of ownership of Stilwell stockholders.

  The exercise prices of the Substitute Options will be a prorated amount of the exercise price for the related KCSI Options based on the ratio of the trading price of Stilwell common stock to the total of the trading prices of both KCSI common stock (excluding Stilwell) and Stilwell common stock. For this purpose, the trading prices will be the closing prices of the stocks on the New York Stock Exchange on the date certificates representing the shares of Stilwell common stock are delivered to the distribution agent (the

"Distribution Date"). The other terms of the Substituted Options will be the same as for the KCSI Options.

  The Substitute Options will be granted in the same proportion as the distribution of Stilwell common stock in the Distribution; i.e., two Substitute Options for each KCSI Option held. New KCSI Options and Substitute Options which will be substituted for KCSI Options which were subject to time vesting (under the KCSI Stock Option Plan, vesting means the KCSI Options become exercisable; therefore, KCSI Options which time vest are KCSI Options which become exercisable after the passage of a specified period of time) will vest at the time the KCSI Options for which they were substituted would have vested.
The Long Term Incentive Stock Plan will govern the Substitute Options.

  The substitution of New KCSI Options and Substitute Options for KCSI Options is provided for in an Intercompany Agreement between KCSI and Stilwell under which (1) the New KCSI Options and Substitute Options will be established with the exercise prices determined as described above based on an allocation of the exercise price of the KCSI Options; and (2) KCSI and Stilwell assume the obligation to issue shares of their common stock upon the exercise of the New KCSI Options and the Substitute Options, respectively.

  This prospectus and the registration statement of which it forms a part relate only to Substitute Options to eligible persons who hold options to purchase KCSI common stock, other than those who have become employees or directors of Stilwell or Stilwell's subsidiaries.

  Stilwell was incorporated in Delaware on January 23, 1998 and, prior to the Distribution, is a wholly-owned subsidiary of KCSI. Its principal executive offices are located at 920 Main Street, 21st Floor, Kansas City, Missouri 64105, and its telephone number is (816) 218-2400.

                                 RISK FACTORS

  You should carefully consider and evaluate all of the information set forth in this prospectus, including the risk factors listed below. This prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking comments are based upon information currently available to management and management's perception thereof as of the date of this prospectus. Readers can identify these forward-looking comments by their use of such verbs as "expects," "anticipates," "believes" or similar verbs or conjugations of such verbs. The actual results of operations of Stilwell could materially differ from those indicated in forward-looking comments. The differences could be caused by a number of factors or combination of factors. Readers are strongly encouraged to consider the following risk factors when evaluating any such forward-looking comments. Stilwell will not update any forward-looking comments set forth in this prospectus.

RISKS RELATED TO THE BUSINESS OF STILWELL FINANCIAL INC.

A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS COULD ADVERSELY AFFECT STILWELL'S REVENUES.

  The results of operations of Stilwell are affected by many economic factors, including the performance of the U.S. securities markets. A decline in the securities markets or certain segments of those markets, failure of the securities markets or segments thereof to sustain their recent levels of growth, or short-term volatility in the securities markets or segments thereof could result in investors withdrawing assets from the markets or decreasing their rate of investment, either of which could adversely affect Janus, Berger and Nelson. Because most of Stilwell's revenues are based on the value of assets under management, a decline in the value of those assets would adversely affect revenues of Stilwell. Favorable performance by the U.S. securities markets over the last several years has attracted a substantial increase in the investments in these markets. Partly as a result of this financial environment, the assets under management of Janus and Berger have increased significantly and levels of profitability have grown. The growth rate of Stilwell's subsidiaries and equity investments has varied from year to year, and the high average growth rates sustained in the recent past may not continue. In addition, in periods of slowing growth or declining revenues, profits and profit margins are adversely affected because certain expenses remain relatively fixed.

POOR INVESTMENT PERFORMANCE OF FUNDS MANAGED BY STILWELL'S SUBSIDIARIES COULD ADVERSELY AFFECT STILWELL'S REVENUES.

  Success for Stilwell is dependent to a significant extent on the investment performance of the mutual funds and other accounts (the "Funds") managed by its subsidiaries, especially Janus. Failure of the Funds to perform well could have an adverse effect on the revenues of Stilwell. Good performance stimulates sales of the Funds' shares and tends to keep redemptions low. Increased sales of the Funds' shares generate higher revenues for Stilwell (which are directly related to assets under management). Conversely, poor performance tends to result in decreased sales and increased redemptions of the Funds' shares, with corresponding decreases in revenues to Stilwell. Similarly, success for Nelson is partly dependent on attaining consistently reasonable investment returns for the assets managed by Nelson.

STILWELL'S BUSINESS IS DEPENDENT ON INVESTMENT ADVISORY AGREEMENTS WHICH ARE SUBJECT TO TERMINATION OR NON-RENEWAL.

  Most of the revenues of Janus and Berger are derived pursuant to investment advisory agreements with their respectively managed Funds. Any termination of or failure to renew a significant number of these agreements could have a material adverse impact on Janus or Berger. These investment advisory agreements may be terminated by either party with notice, are terminated in the event of an "assignment" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")), and must be approved and renewed annually by the disinterested members of each fund's board of directors or trustees, or its shareowners, as required by law.

  Generally, any change in control of Janus or Berger would constitute an "assignment" under the 1940 Act. The Distribution is not expected to result in a change of control of Janus or Berger and therefore under the applicable rules of the Securities and Exchange Commission ("SEC") would not constitute such an assignment. Under certain circumstances, a material reduction in the ownership of Janus common stock by Thomas H. Bailey ("Mr. Bailey"), Chairman, President and Chief Executive Officer of Janus and the holder of 12% of Janus common stock, or his departure from Janus by removal, death, or resignation could be a change of control, resulting in an assignment, because he has contractual rights to select a majority of the directors of Janus, pursuant to the Janus Board Selection Rights (as defined herein). Under the 1940 Act, "control" is defined as "the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company." The 1940 Act establishes a presumption that any person who owns less than 25% of the voting securities of a company does not control that company. Since Mr. Bailey owns less than 25% of Janus, he is presumed to not control Janus. That presumption can be rebutted by evidence but, under the 1940 Act, it continues until the SEC issues an order determining that the presumption has been rebutted. The SEC has issued such an order in the past with regard to a holder of less than 25% of the voting securities of a company, but on facts much different from Mr. Bailey's circumstances. The SEC has not issued such an order with respect to Mr. Bailey and it is unclear whether it would do so. If the SEC were to issue such an order, Mr. Bailey's departure from Janus, or a material reduction in his ownership of Janus common stock, which eliminated his Janus Board Selection Rights, could be deemed a change in control of Janus. Such a change in control would result, under the 1940 Act and under the Investment Advisers Act of 1940 (the "Advisers Act"), in an assignment and termination of Janus' investment advisory contracts, requiring approval of fund shareowners and other advisory clients to obtain new agreements. See "Risk Factors-Stilwell may be required to purchase or sell Janus common stock." The Boards of Trustees or Directors of the Janus Investment Fund, Janus Aspen Series and Janus World Funds plc and of the funds for which Berger LLC acts as investment adviser ("Trustees") generally may terminate the investment advisory agreements upon written notice for any reason, including if they believe the Distribution may adversely affect the funds.

ANY EVENT THAT NEGATIVELY AFFECTS THE U.S. MUTUAL FUND INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL.

  Any event affecting the U.S. mutual fund industry which results in a general decrease in assets under management or a significant general decline in the number of U.S. mutual fund industry clients or accounts could have a material adverse effect on Janus, Berger and DST. The future growth and success of Janus, Berger and DST depend in part upon the continued growth of the mutual fund industry in the United States, which has experienced significant growth over the last several years. Janus and Berger derive a substantial portion of their revenues from assets under management in U.S. mutual funds. DST derives a substantial portion of its revenues from the delivery of services and products to U.S. mutual fund industry clients.

STILWELL'S INABILITY TO ATTRACT AND RETAIN KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON ITS FUTURE SUCCESS.

  The loss of the services of one or more of Stilwell's key employees or its failure to attract, retain and motivate qualified personnel could have a material adverse impact on Stilwell's business, financial condition, results of operations and future prospects. As with other investment management businesses, Stilwell's future performance depends to a significant degree upon the continued contributions of certain officers, portfolio managers and other key management personnel. Stilwell's business is also similar to other investment management businesses in that it is dependent on its ability to attract, retain and motivate highly skilled, and often highly specialized, technical and management personnel. There is substantial competition for qualified technical and management personnel. Further, relations between Stilwell and the management of its key subsidiary, Janus, have been strained recently, primarily as the result of disagreements over the structure of the Distribution. See "--Continuation of strained relations between Stilwell and Janus management could have a material adverse effect on Stilwell."

INCREASED COMPETITION COULD REDUCE THE DEMAND FOR STILWELL'S PRODUCTS AND SERVICES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS.

  Stilwell is subject to substantial and growing competition in all aspects of its business. Such competition could reduce the demand for Stilwell's products and services and could have a material adverse effect on Stilwell's business, financial condition, results of operations and business prospects. Janus and Berger compete with hundreds of other mutual fund management distribution and service companies that distribute their fund shares through a variety of methods, including affiliated and unaffiliated sales forces, broker-dealers, and direct sales to the public. Nelson competes with other money managers in obtaining new client business. DST competes with third party providers, in-house systems and broker-dealers for the provision of processing services. Although no one company or group of companies dominates the financial services industry, many are larger, better known and have greater resources than Stilwell. Stilwell believes that competition in the mutual fund industry will increase as a result of increased flexibility afforded to banks and other financial institutions to sponsor mutual funds and distribute mutual fund shares, and as a result of consolidation and acquisition activity within the industry. In addition, the mutual fund industry, in general, faces significant competition as the number of mutual funds continues to increase, marketing and distribution channels become more creative and complex, and investors place greater emphasis on published fund recommendations and investment category rankings. Barriers to entry to the investment management business are relatively few, and Stilwell anticipates that Janus, Berger and Nelson will face a growing number of competitors.

STILWELL'S CREDIT FACILITIES IMPOSE RESTRICTIONS ON ITS ABILITY TO CONDUCT BUSINESS AND MAY NOT BE SUFFICIENT TO SATISFY STILWELL'S CAPITAL AND OPERATING REQUIREMENTS.

  Stilwell's credit facilities impose restrictions on its ability to conduct business and may not be sufficient to satisfy Stilwell's capital and operating requirements. These credit facilities contain covenants that, among other things, restrict the ability of Stilwell to transfer assets, merge, incur debt and create liens. In addition, the credit facilities require Stilwell to maintain specified financial ratios, including maximum leverage, minimum net worth and minimum interest coverage. The ability of Stilwell to comply with such provisions may be affected by events beyond Stilwell's control. The breach of any of these covenants would result in a default under the credit facilities. In the event of any such default, lenders party to the credit facilities could elect to declare all amounts borrowed under the credit facilities, together with accrued interest and other fees, to be due and payable. If any indebtedness under the credit facilities is accelerated, Stilwell may not have sufficient assets to repay such indebtedness in full.

  The timing of Stilwell's future capital requirements will depend on a number of factors, including the ability of Stilwell to successfully implement its business strategy. In addition, Stilwell, as a continuation of its practice of providing credit facilities to its subsidiaries, has provided an intercompany credit facility to Janus for use by Janus for general corporate purposes, effectively reducing the amount of the credit facilities available for Stilwell's other purposes. Stilwell may require additional capital sooner than anticipated to the extent that Stilwell's operations do not progress as anticipated or if certain put rights are exercised by Janus stockholders. Based on financial information as of March 31, 2000, Stilwell would have the ability to fund the purchase of stock required if all such put rights had been exercised without, in management's judgment, causing a breach of any of Stilwell's current credit facility restrictions. Stilwell has not obtained the concurrence of its lenders with this judgment. There may not be any additional capital available on acceptable terms, or at all, and the failure to obtain any such required capital could have a material adverse effect on Stilwell's operations.

STILWELL'S BUSINESS IS SUBJECT TO PERVASIVE REGULATION WITH ATTENDANT COSTS OF COMPLIANCE AND SERIOUS CONSEQUENCES FOR VIOLATIONS.

  Virtually all aspects of Stilwell's business are subject to various laws and regulations. Violations of such laws or regulations could subject Stilwell and/or its employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension or permanent bar from the conduct of their business. Any such proceeding or liability could have a material adverse effect upon Stilwell's business, financial condition, results of operations and business prospects. These laws and regulations generally grant regulatory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict Stilwell from operating its businesses in the event it fails to comply with such laws and regulations. Due to the extensive regulations and laws to which Stilwell is subject, management of Stilwell is required to devote substantial time and effort to legal and regulatory compliance issues.

  In addition, the regulatory environment in which Stilwell operates is subject to change. Stilwell may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations.

STILWELL'S BUSINESS IS VULNERABLE TO SYSTEMS FAILURES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  Any delays or inaccuracies in securities pricing information or information processing could give rise to claims against Janus, Berger, Nelson or DST, which could have a material adverse effect on Stilwell's business, financial condition and results of operations. Janus, Berger, Nelson and DST are highly dependent on communications and information systems and on third party vendors for securities pricing information and updates from certain software. In addition, DST's processing services are dependent on the Winchester and Poindexter Data Centers, DST's facilities for computer operations, information processing and image processing. Stilwell's subsidiaries and equity investments may suffer a systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, unauthorized access, act of God, act of war or otherwise and Stilwell's back-up procedures and capabilities may not be adequate or sufficient to eliminate the risk of extended interruptions in operations.

CERTAIN AGREEMENTS PROVIDE THE CHIEF EXECUTIVE OFFICER OF JANUS SUBSTANTIAL INFLUENCE OVER THE INVESTMENT POLICIES OF JANUS.

  The stock purchase agreement with Mr. Bailey and another Janus stockholder (the "Janus Stock Purchase Agreement") provides that so long as Mr. Bailey is a holder of at least 5% of the shares of Janus and continues to be employed as President or Chairman of the Board of Janus (or, if he does not serve as President, James P. Craig, III serves as President and Chief Executive Officer or Co-Chief Executive Officer with Mr. Bailey), he shall continue to establish and implement policy with respect to the investment advisory and portfolio management activity of Janus. In furtherance of such objective, such agreement provides that, so long as both the ownership threshold and officer status conditions described above are satisfied, in those circumstances Stilwell will vote its shares of Janus stock to elect directors of Janus, at least the majority of whom are selected by Mr. Bailey, subject to Stilwell's approval, which approval may not be unreasonably withheld (the "Janus Board Selection Rights"). The agreement also provides that any change in management philosophy, style or approach with respect to investment advisory and portfolio management policies of Janus shall be mutually agreed upon by Stilwell and Mr. Bailey. In addition, Janus is party to employment and other agreements with certain key employees of Janus that provide that in the event that (i) Mr. Bailey, James P. Craig, Vice Chairman and Chief Investment Officer of Janus, or an individual mutually agreed to by Mr. Bailey and the Board of Directors of Janus, no longer serves as the Chief Executive Officer of Janus, or (ii) Mr. Bailey ceases to have the foregoing rights with respect to selection of a majority of the Board of Directors of Janus, these employees would be entitled to additional benefits following certain terminations of their employment and additional vesting of certain shares of Janus stock.

STILWELL'S BUSINESS IS SUBJECT TO INTERNATIONAL MARKET RISKS OF EVENTS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

  Certain portions of the managed portfolios of Janus and Berger as well as assets managed by Nelson are invested from time to time in various securities of corporations located or doing business in foreign trading markets and developing regions of the world commonly known as emerging markets. These portfolios and assets, and revenues derived from the management of such portfolios and assets, are subject to various risks of events which could have a material adverse effect on Stilwell's business, financial condition and results of operations. Such risks include unfavorable political and diplomatic developments, currency fluctuations, social instability, changes in governmental policies, expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership. In addition, foreign trading markets, particularly in some emerging market countries, are often smaller, less liquid, less regulated and significantly more volatile.

RISKS RELATED TO THE DISTRIBUTION

STILWELL'S LACK OF OPERATING HISTORY AS A STAND-ALONE COMPANY MAKES IT DIFFICULT TO PREDICT ITS FUTURE RESULTS.

  Stilwell was formed in 1998 as a holding company for the group of businesses and investments that comprise the financial services business of KCSI, and has never operated as a stand-alone company. Following the Distribution, KCSI will have no obligation to provide financial or other assistance to Stilwell except as described in an intercompany agreement (the "Intercompany Agreement") and a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") between KCSI and Stilwell. The historical financial information incorporated by reference herein may not be indicative of Stilwell's future performance, and does not necessarily reflect the financial position, results of operations and cash flows of Stilwell had Stilwell operated as a separate stand-alone entity during each of the periods presented. In addition, the financial information incorporated by reference herein does not reflect any changes that may occur in the financial condition and operations of Stilwell as a result of the Distribution.

THERE HAS BEEN NO PRIOR MARKET FOR STILWELL COMMON STOCK AND IT IS IMPOSSIBLE TO PREDICT THE PRICES AT WHICH THOSE SECURITIES MIGHT TRADE.

  There has been no established trading market for Stilwell common stock, and there can be no reliable prediction as to the prices at which it will trade after completion of the Distribution. While it is expected that a "when-issued" trading market will develop near the Record Date, until the Stilwell common stock is fully distributed and an orderly trading market develops, the prices at which trading in Stilwell common stock occurs may fluctuate significantly. Trading in Stilwell common stock on a "when-issued" basis exposes traders to a risk of loss if the Distribution does not occur. Based on Stilwell's contribution to the net income of KCSI, Stilwell expects that the two shares of its common stock to be distributed for each one share of KCSI common stock may together trade initially in a range reflecting 90% to 95% of the market price of KCSI common stock at the time of the Distribution. The closing price on the New York Stock Exchange of KCSI common stock on June 9, 2000, was $75.6875. If the Distribution had occurred on that date, on this basis Stilwell common stock could have been expected to trade in a range of $34 to $36 per share. However, this estimate does not take into account other factors which influence the market price of securities, including disaggregation values and other factors that may not be related to Stilwell's net income. The prices at which shares of Stilwell common stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, Stilwell's performance and prospects, the depth and liquidity of the market for Stilwell common stock, investor perception of Stilwell and its businesses and the industry in which Stilwell operates, Stilwell's dividend policy, general financial and other market conditions, domestic and international economic conditions and the impact of factors described in this "Risk Factors" section.

THE COMBINED POST-DISTRIBUTION MARKET VALUE OF KCSI COMMON STOCK AND STILWELL COMMON STOCK MAY NOT EQUAL OR EXCEED THE PRE-DISTRIBUTION MARKET VALUE OF KCSI COMMON STOCK.

  The combined market value of KCSI common stock and Stilwell common stock immediately after the Distribution may not be equal to or greater than the market value of KCSI common stock immediately prior to the Distribution. After the Distribution, KCSI expects that the KCSI common stock will continue to be listed for trading on the New York Stock Exchange. As a result of the Distribution, absent other action, the trading prices of KCSI common stock are expected to be significantly lower than the trading prices of KCSI common stock immediately prior to the Distribution. In an attempt to address this issue, KCSI's Board of Directors intends to effect, after the Record Date, a reverse stock split whereby every two shares of KCSI common stock then outstanding will be combined into one share of KCSI common stock. The primary objective of the reverse stock split is to attempt to move the trading price of KCSI common stock back into a higher trading range since lower-priced stocks may be unattractive to some investors.

SUBSTANTIAL SALES OF STILWELL COMMON STOCK FOLLOWING THE DISTRIBUTION OR THE PERCEPTION THAT SUCH SALES MIGHT OCCUR COULD DEPRESS THE MARKET PRICE OF STILWELL COMMON STOCK.

  Substantially all of the shares of Stilwell common stock issued in the Distribution will be eligible for immediate resale in the public market. Any sales of substantial amounts of Stilwell common stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could depress the market price of Stilwell common stock. Stilwell is unable to predict whether substantial amounts of Stilwell common stock will be sold in the open market following the Distribution.

THE INTERCOMPANY AGREEMENT AND THE TAX DISAFFILIATION AGREEMENT CONTAIN INDEMNIFICATION OBLIGATIONS OF KCSI AND STILWELL THAT KCSI OR STILWELL MAY NOT BE ABLE TO SATISFY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON KCSI OR STILWELL.

  The Intercompany Agreement and the Tax Disaffiliation Agreement allocate responsibility between KCSI and Stilwell for various liabilities and obligations. However, the availability of such indemnities will depend upon the future financial strength of KCSI and Stilwell. KCSI or Stilwell may not be in a financial position to fund such indemnities if they should arise, which could have a material adverse effect on KCSI or Stilwell. The Intercompany Agreement provides that each party will indemnify the other against claims relating to or arising out of their respective businesses before and after the Distribution. The Tax Disaffiliation Agreement provides that each party will indemnify the other with respect to taxes attributable to their respective businesses arising before or after the Distribution, taxes or losses caused by their respective breach of the Tax Disaffiliation Agreement and taxes and claims relating to their respective businesses caused by KCSI's or Stilwell's actions, failure to act, any party's actions with respect to KCSI or Stilwell, inaccurate or incomplete information provided by KCSI or Stilwell in the request for a Tax Ruling (defined below) or any actions taken by KCSI or Stilwell that negatively impact the tax ruling ("Tax Ruling") which KCSI received from the Internal Revenue Service. The Tax Ruling states that for United States federal income tax purposes, no gain or loss will be recognized by KCSI from the Distribution or by the holders of KCSI common stock upon receipt of the Stilwell common stock in the Distribution.

ACQUISITIONS, WHICH ARE PART OF STILWELL'S BUSINESS STRATEGY, INVOLVE INHERENT RISKS WHICH COULD RESULT IN ADVERSE EFFECTS ON STILWELL'S OPERATING RESULTS AND FINANCIAL CONDITION AND DILUTE THE HOLDINGS OF CURRENT STOCKHOLDERS.

  As part of its business strategy, Stilwell intends to consider acquisitions of similar or complementary businesses. If Stilwell is not correct when it assesses the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or if it is not successful in integrating the operations of the acquired businesses, that could have a material adverse effect on Stilwell's operating results and financial condition. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management's time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, the occurrence of amortization expenses if an acquisition is accounted for as a purchase, and dilution to the stockholders of the combined company if the acquisition is made for stock of the combined company. In addition, products, technologies or businesses of acquired companies may not be effectively assimilated into Stilwell's business and product offerings of the combined company may not have a positive effect on the combined company's revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired products and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could have the effect of diluting or otherwise adversely affecting the holdings or the rights of stockholders acquiring Stilwell common stock in the Distribution. Finally, Stilwell may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

ANTITAKEOVER PROVISIONS: PROVISIONS OF STILWELL'S GOVERNING DOCUMENTS, ITS RIGHTS PLAN AND RESTRICTIONS RELATING TO THE TAX RULING COULD DELAY OR PREVENT A CHANGE IN CONTROL OF STILWELL, THEREBY ENTRENCHING CURRENT MANAGEMENT AND POSSIBLY DEPRESSING THE MARKET PRICE OF STILWELL COMMON STOCK.

  Provisions of Stilwell's Certificate and Bylaws, Stilwell's Stockholders' Rights Plan (the "Rights Plan") and restrictions relating to the Tax Ruling are antitakeover in nature and may delay or make more difficult the acquisition of or changes in control of Stilwell, thereby entrenching current management and possibly depressing the market price of Stilwell common stock. For example, Stilwell's Certificate and Bylaws authorize blank series preferred stock, require a supermajority stockholder vote for approval of certain types of business combinations, establish a staggered Board of Directors and impose certain procedural and other requirements for some corporate actions.
Stilwell's Rights Plan could significantly dilute the interest in Stilwell of persons seeking to acquire control of Stilwell without prior approval of Stilwell's Board of Directors. Further, income taxes that could be imposed by the Internal Revenue Code of 1986, as amended (the "Code") as a result of ownership changes of Stilwell made in conjunction with the Distribution may have the effect of delaying or making more difficult changes in control of Stilwell.

STILWELL HAS A SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED SHARES WHICH IF ISSUED COULD DILUTE THE EQUITY INTERESTS OF EXISTING STILWELL STOCKHOLDERS AND ADVERSELY AFFECT EARNINGS PER SHARE.

  If more shares of Stilwell common stock are issued following the Distribution, the equity interests of existing Stilwell stockholders could be diluted and the earnings per share of Stilwell common stock could be adversely affected. Stilwell is authorized to issue one billion shares of Stilwell common stock. Approximately 222,800,000 shares of Stilwell common stock will be distributed and outstanding after the Distribution. The Board of Directors of Stilwell has full discretion to issue shares of Stilwell common stock at any time in the future, subject to applicable legal, stock exchange and other regulatory requirements.

VARIOUS FACTORS MAY HINDER THE DECLARATION AND PAYMENT OF DIVIDENDS BY STILWELL FOLLOWING THE DISTRIBUTION.

  The payment of dividends by Stilwell is subject to the discretion of its Board of Directors, and various factors may prevent it from paying dividends. Such factors include Stilwell's financial position, its capital requirements and liquidity, the existence of a stock repurchase program, any loan agreement restrictions, state corporate law requirements, results of operations and such other factors as Stilwell's Board of Directors may consider relevant. In addition, as a holding company, Stilwell's ability to pay dividends is dependent on the dividends and income it receives from its subsidiaries. At the present time Stilwell's primary source of cash is dividends received from Janus. In 1999, Stilwell received $173.2 million in dividends from Janus. Additionally, for the year ended December 31, 1999, Janus represented 95% of Stilwell revenues and 91% of Stilwell net income. The payment of dividends by Janus is subject to the discretion of its Board of Directors. Although Stilwell has a contractual obligation to cause such payment, Mr. Bailey has the right to select a majority of that Board, pursuant to the Janus Board Selection Rights. Such majority of directors may determine in their discretion that Janus will not pay dividends for any given year.

CONTINUATION OF STRAINED RELATIONS BETWEEN STILWELL AND JANUS MANAGEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON STILWELL.

  Relations between Stilwell and the management of its key subsidiary, Janus, have been strained recently, primarily as the result of disagreements over the structure of the Distribution. Although not expected, continuation of these strained relations could result in the loss of key Janus employees and Janus management which could have a material adverse effect on Stilwell. The portfolio managers and other key employees of Janus are not subject to any noncompete agreements that would preclude them from participating in a competing financial services business, although they are subject to agreements that prohibit them for a specific period of time following the end of their employment from soliciting any investment advisory or investment management clients of Janus or hiring or soliciting employees to leave the employ of Janus. It is also possible that the publicity surrounding the disagreements between Stilwell and certain minority stockholders of Janus could have an adverse effect on Janus' business and on Stilwell's ability to attract or retain qualified personnel. See "--Stilwell's inability to attract and retain key personnel could have a material adverse effect on its future success."

STILWELL MAY BE REQUIRED TO PURCHASE OR SELL JANUS COMMON STOCK.

  Under mandatory put rights contained in certain agreements, Stilwell may be required to purchase the interests in Janus owned by certain minority stockholders. Under the mandatory put rights, KCSI or Stilwell would be required to purchase the interests of such stockholders at a fair market value purchase price equal to fifteen times the net after-tax earnings over a specified period, or in some circumstances as determined by an independent appraisal. The purchase price will be determined by independent appraisal if the appraisal process is elected by either the selling stockholder or Stilwell, except that no appraisal process is applicable to shares held by Mr. Bailey and by one other stockholder. The period used to calculate net after-tax earnings per share is the fiscal year ended immediately prior to the date that the put rights are exercised or the last four complete calendar quarters ended immediately prior to the date that the put rights are exercised. If Stilwell had been required to make such purchases based on the value of the stock at a fifteen times multiple as of March 31, 2000, Stilwell would have been required to pay approximately $833 million. Under these and other agreements, Stilwell may be required to purchase the interests in Janus owned by certain minority stockholders upon certain changes in ownership of KCSI or Stilwell. If Stilwell had been required to make such purchases based on the value of the stock at a fifteen times multiple as of March 31, 2000, Stilwell would have been required to pay approximately $1.14 billion (reduced by the amount paid upon exercise of any mandatory put rights). As of March 31, 2000, Stilwell had $200 million in credit facilities available and had cash balances at the Stilwell holding company level in excess of $147.5 million. The market value of Stilwell's 32% investment in DST was approximately $1.38 billion using DST's closing price on the New York Stock Exchange on May 22, 2000. Although Stilwell has no intention of converting this investment into cash, management believes that, if cash were needed to fund the purchase of Janus common stock from minority stockholders, it could liquidate its investment in DST within 120 days and receive approximately $826 million after taking into account payment of approximately $512 million in federal and state income taxes under current statutory rates, underwriting discounts and commissions estimated at $41 million and payment of associated transaction costs, estimated at $900,000. To the extent that available credit facilities, existing cash balances and proceeds from the liquidation of Stilwell's investment in DST were insufficient to fund its purchase obligations, Stilwell had access to the capital markets and, with respect to the Janus Stock Purchase Agreement, had 120 days to raise additional sums. If such purchases were to include a reduction in ownership of Janus common stock held by Mr. Bailey, to below 5%, because this would terminate his Janus Board Selection Rights under the Janus Stock Purchase Agreement, this might be deemed to constitute a change of control which would result in an assignment and termination of Janus' investment advisory agreements. See "--Stilwell's business is dependent on investment advisory agreements which are subject to termination or non-renewal."

  Under the Janus Stock Purchase Agreement, upon the occurrence of a Change in Ownership (as defined below) of Stilwell, Stilwell may be required, at such holders' option, to sell its stock of Janus to such minority stockholders, or to purchase such holders' Janus stock. The purchase price in either instance is equal to fifteen times the net after-tax earnings per share of Janus for the fiscal year ending immediately after the Change in Ownership, or as otherwise negotiated between the parties. Under other stock purchase agreements and restriction agreements with other minority stockholders, upon the occurrence of a Change in Ownership of KCSI or Stilwell, Stilwell may be required, at such stockholders' option, to purchase such minority stockholders' Janus stock at a fair market value purchase price equal to fifteen times the net after-tax earnings over the period indicated in the relevant agreement, or in some circumstances as determined by Janus' Stock Option Committee. The period used to calculate net after-tax earnings per share is the fiscal year ended immediately prior to the date that the put rights are exercised or the last four complete calendar quarters ended immediately prior to the date that notice of the Change in Ownership is given by KCSI or Stilwell. A Change in Ownership of KCSI or Stilwell is deemed to occur if (i) a person or entity without the prior approval of KCSI or Stilwell acquires a significant percentage of stock with the intent to acquire control of KCSI or Stilwell or
(ii) upon certain changes in the composition of KCSI's or Stilwell's Board of Directors. The Janus Stock Purchase Agreement and certain, but not all, of these other agreements have been assigned to Stilwell, and none of the other agreements have been amended to change the reference to Change in Ownership from KCSI to Stilwell. However, pursuant to the Intercompany Agreement, Stilwell is obligated to KCSI in the same manner that KCSI is obligated under these agreements, and Stilwell has the right to any benefits and assets received by KCSI under such agreements.

                 SUMMARY OF THE LONG TERM INCENTIVE STOCK PLAN

INTRODUCTION
------------

CAPITALIZED TERMS ARE USED IN THIS SUMMARY TO INDICATE THAT CERTAIN WORDS HAVE SPECIFIC MEANINGS. THESE MEANINGS APPEAR IMMEDIATELY PRECEDING THE FIRST TIME THE CAPITALIZED TERM APPEARS IN PARENTHESES, ARE CONTAINED IN THE "DEFINITION" SECTION OF THE LONG TERM INCENTIVE STOCK PLAN OR ARE CONTAINED IN THE SPECIFIC AWARD AGREEMENTS WHICH EVIDENCE THE GRANTING OF AWARDS.

THIS SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
(1) THE LONG TERM INCENTIVE STOCK PLAN, (2) ANY RULES ADOPTED BY THE COMMITTEE (AS DEFINED BELOW) AND (3) APPLICABLE AWARD AGREEMENTS.

WHAT IS THE PURPOSE OF THE LONG TERM INCENTIVE STOCK PLAN?

  The Long Term Incentive Stock Plan authorizes the issuance of a variety of different Awards (defined below); however, only two types are anticipated to be granted under the Long Term Incentive Stock Plan -- nonqualified stock options ("Options") and limited stock appreciation rights ("LSARs"). Accordingly this summary relates to Options and LSARs. In addition to these two basic types of Awards, the Long Term Incentive Stock Plan authorizes the issuance of Substitute Options in connection with the Distribution.

  Stilwell adopted the Long Term Incentive Stock Plan to allow selected employees, directors and consultants of Stilwell and its Subsidiaries (as defined in the Long Term Incentive Stock Plan) to acquire or increase equity ownership in Stilwell. Equity ownership strengthens the employees', directors' and consultants' commitment to the success of Stilwell and stimulates their efforts on behalf of Stilwell. Equity ownership also assists Stilwell and its Subsidiaries in attracting new employees, directors and consultants and retaining existing employees, directors, and consultants.

IS THE LONG TERM INCENTIVE STOCK PLAN SUBJECT TO ERISA OR SECTION 401(A) OF THE INTERNAL REVENUE CODE?

  Stilwell believes that the Long Term Incentive Stock Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the Long Term Incentive Stock Plan is not qualified under Section 401(a) of the Code.

  PRINCIPAL OFFICE AND TELEPHONE NUMBER. The principal executive office of Stilwell is located at 920 Main Street, 21st Floor, Kansas City, Missouri 64105-2008; telephone: (816) 218-2400.

  FUNDING OF THE LONG TERM INCENTIVE STOCK PLAN. Benefits payable under the Long Term Incentive Stock Plan to any person are paid directly by Stilwell. Stilwell is not required to fund or otherwise segregate assets to be used for payment of benefits under the Long Term Incentive Stock Plan. The Long Term Incentive Stock Plan is intended to be an unfunded plan.

OVERVIEW OF THE LONG TERM INCENTIVE STOCK PLAN
----------------------------------------------

WHO IS ELIGIBLE TO PARTICIPATE IN THE LONG TERM INCENTIVE STOCK PLAN?

  Any employee (including officers) or director of, or consultant to, Stilwell or any Subsidiary (each an "Eligible Person") is eligible to receive an Option or LSAR under the Long Term Incentive Stock Plan. Solely for purposes of granting Substitute Options, any person who holds a KCSI Option as of the date that a Substitute Option is granted is also an Eligible Person. An Eligible Person who receives any such Award, as determined by the Committee, is referred to as a Grantee.

WHAT TYPE OF AWARDS MAY BE GRANTED UNDER THE LONG TERM INCENTIVE STOCK PLAN?

  Subject to the terms of the Long Term Incentive Stock Plan, the Committee is authorized to grant Options, Substitute Options, Incentive Stock Options, SARs, LSARs, Restricted Shares, Performance Units, Performance Shares and Bonus Shares (collectively, the "Awards"). The Committee may not grant Awards under the Long Term Incentive Stock Plan relating, in the aggregate, to more than 30,000,000 Shares. The Shares subject to Awards under the Long Term Incentive Stock Plan may be treasury or newly-issued Shares. This number is subject to adjustment in certain circumstances. As of June 15, 2000, no Awards are outstanding.

HOW DO I KNOW THAT I HAVE BEEN GRANTED AN OPTION, SUBSTITUTE OPTION OR LSAR?

  Options, Substitute Options and LSARs granted under the Long Term Incentive Stock Plan will be evidenced by a written agreement between the Grantee and Stilwell (the "Award Agreement"). The Award Agreement will, together with the Long Term Incentive Stock Plan, set forth the terms and conditions of any Option, Substitute Option or LSAR. The Award Agreement does not have to be the same for each Grantee.

WHAT IS AN OPTION?

  A Grantee of an Option is entitled, subject to its terms, to buy a specified number of Shares of Common Stock at a specified exercise price (the "Option Price") during a specific period all as determined by the Committee in accordance with the Long Term Incentive Stock Plan and applicable law and upon terms and conditions set forth in the relevant Award Agreement. As a result, a Grantee of an Option has the potential to realize compensation equal to the spread between the Fair Market Value of the Common Stock and the Option Price at the time the Grantee exercises the Option.

WHAT IS A SUBSTITUTE OPTION?

  A Substitute Option is an Award granted in connection with the Distribution, and is associated with the number of KCSI Options held by a Grantee as of the date that a Substitute Option is granted. A Substitute Option is intended to preserve the economic value for the Grantee of a KCSI Option on the date of the Distribution. A Grantee of a Substitute Option is entitled, subject to its terms, to buy a specified number of Shares of Common Stock at the Option Price during a specific period, all as determined by the Committee in accordance with the Long Term Incentive Stock Plan and applicable law and conditions set forth in the applicable Award Agreement. The Substitute Options will be granted in addition to existing KCSI Options, which will remain exercisable after the Distribution to the extent specified in the Award Agreement, with an adjusted Option Price. The Option Price and number of Substitute Options will be determined so that if a Grantee of a KCSI Option and Substitute Option exercised both Options at the same time immediately after the Distribution, that Grantee would have the same economic value (spread between (1) the Fair Market Value of the Common Stock and the

Option Price of the Substitute Option, and (2) the Fair Market Value of KCSI common stock and the Option Price of the KCSI Option at the time the Grantee exercises the Options) as she or he would have had if she or he had exercised the KCSI Option immediately before the Distribution.

WHAT IS THE OPTION PRICE?

  The Option Price of an Option or Substitute Option is the price per Share specified in the Award Agreement that a Grantee will have to pay in order to buy the Shares covered by his or her Option or Substitute Option. Under the terms of the Long Term Incentive Stock Plan, the Option Price generally is required to be at least equal to the Fair Market Value of the Common Stock on the date the Committee grants the Option. The Option Price of a Substitute Option may be less than the Fair Market Value of the Common Stock on the date the Committee grants the Substitute Option, to the extent necessary to preserve the Grantee's economic value in his or her KCSI Option.

WHEN MAY I EXERCISE AN OPTION?

  Any Option granted under the Long Term Incentive Stock Plan becomes exercisable upon the occurrence of such conditions as the Committee determines in its discretion. For example, an Award Agreement may condition the exercisability of an Option on the passage of time or Stilwell's attainment of performance goals based on certain financial measures, such as Company earnings (either in the aggregate or on a per-share basis), net income (before or after taxes), operating income, cash flow, earnings before or after either, or any combination of, taxes, interest or depreciation and amortization, gross revenues, reductions in expense levels, net economic value, market share, the Fair Market Value of the Shares or some combination of conditions. Such conditions will be set forth in the relevant Award Agreement. A Substitute Option becomes exercisable and remains exercisable under the same terms as the related KCSI Option.

  Once exercisable, a Grantee may exercise the Option at any time until the Option is terminated. An Option terminates on the earlier of: (1) the term specified in the Award Agreement, (2) the occurrence of certain events specified in the Award Agreement, or (3) 10 years after the grant date of the Option.

HOW DO I EXERCISE AN OPTION?

  The Grantee of an Option or Substitute Option may exercise the Option or Substitute Option and acquire up to the total number of Shares subject to such Option or Substitute Option by notifying Stilwell in writing of his or her decision. The notice must specify the number of Shares a Grantee is electing to purchase and must be accompanied by full payment of the Option Price for such Shares and any applicable taxes (unless Stilwell, subject to applicable law, allows deferral of such payment). The Grantee can obtain an acceptable form of notice from Stilwell.

A Grantee may pay, subject to approval by the Committee, the Option Price by any one or a combination of:

*  cash, personal check or wire transfer;
* surrendering Shares (which are free and clear of all liens and either have been held for at least six (6) months or were purchased in the open market) or Restricted Shares (which have been held for at least six (6) months) having a Fair Market Value on the date of exercise equal to the amount due;
* the proceeds from the sale of the Shares to be acquired upon exercise if done in accordance with procedures approved by the Committee in advance; or
* if approved by the Committee, in its sole discretion, a loan or guarantee of a loan from Stilwell in an amount equal to all or any portion of the exercise price of the Option.

  As soon as practical after receipt of such payment, Stilwell will deliver to the Grantee a certificate in his or her name representing the Shares purchased. The Committee may, if it deems it appropriate to comply with applicable securities laws or the requirements of any exchange upon which the Shares are then listed, impose restrictions on the Shares acquired upon the exercise of an Option or Substitute Option, including placing a legend on the certificate and obtaining written representations from the Grantee.

WHAT ARE LIMITED STOCK APPRECIATION RIGHTS?

  A Limited Stock Appreciation Right entitles a Grantee, subject to the terms of the relevant Award Agreement, to a cash payment upon a Change of Control which has not been approved by the Incumbent Board (defined below). The amount of the cash payment is equal to the difference between (1) the greatest of the Fair Market Value of the Common Stock on the date of the Change of Control, the highest Fair Market Value of the Common Stock during the 180-day period immediately preceding the Change of Control or such other valuation set forth in the relevant Award Agreement, less (2) the Option Price of the Option related to the LSAR.

  The Incumbent Board consists of those persons who were members of the Board of Directors of Stilwell as of the date of the Distribution, as well as persons who subsequently become members of such Board and whose election or nomination to the Board was approved by at least 75% of the Incumbent Board, as constituted or existing immediately prior to such election or nomination.

WHEN MAY A GRANTEE EXERCISE AN LSAR?

  Any LSAR granted under the Long Term Incentive Stock Plan is automatically exercised upon a Change of Control which has not been approved by the Incumbent Board. An LSAR terminates upon the exercise, expiration, termination, forfeiture or cancellation of the related Option. The exercise of an LSAR cancels the related Option.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
---------------------------------------

  WE HAVE OBTAINED AN OPINION OF COUNSEL AS TO MATERIAL TAX CONSEQUENCES UNDER THE CODE OF VARIOUS TRANSACTIONS CONTEMPLATED BY THE LONG TERM INCENTIVE PLAN. THAT OPINION IS ATTACHED AS AN EXHIBIT TO THIS REGISTRATION STATEMENT. THE FOLLOWING DESCRIPTION IS A SUMMARY OF THAT OPINION.

  THE DISCUSSION BELOW IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE GRANT AND EXERCISE OF OPTIONS, SUBSTITUTE OPTIONS OR LSARS UNDER THE LONG TERM INCENTIVE STOCK PLAN AND ANY SUBSEQUENT DISPOSITION OF STOCK RECEIVED UPON EXERCISE OF OPTIONS. THE DISCUSSION IS BASED ON THE U.S. FEDERAL INCOME TAX LAWS IN EFFECT AS OF THE DATE OF THIS PROSPECTUS AND IS NOT INTENDED TO CONSTITUTE TAX ADVICE, NOR DOES THIS DISCUSSION ADDRESS POSSIBLE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OR ESTATE OR GIFT TAX CONSEQUENCES. PARTICIPANTS SUBJECT TO THE LAWS OF A FOREIGN JURISDICTION ARE

URGED TO CONSULT THEIR OWN TAX ADVISORS. THIS DISCUSSION DOES NOT ADDRESS ANY SPECIFIC INDIVIDUAL'S TAX SITUATION. FURTHER, THE DESCRIPTION IS SUBJECT TO CHANGES IN LAW OR REGULATION, SOME OF WHICH MAY BE RETROACTIVE. PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

OPTIONS AND SUBSTITUTE OPTIONS

  A Grantee who is granted an Option (the term "Option" shall include a Substitute Option for purposes of this section) under the Long Term Incentive Stock Plan generally will not recognize taxable income at the time such Option is granted. Upon exercise of an Option to acquire unrestricted shares, the Grantee will recognize taxable compensation in an amount equal to the difference between the Fair Market Value of the Shares on the date of exercise and the Option Price. Stilwell is entitled to a deduction with respect to the exercise of an Option in the taxable year within which a Grantee recognizes the corresponding compensation income.

  A Grantee's basis in the Shares acquired for cash upon exercise of an Option will be equal to the Option Price paid, plus the amount of ordinary income recognized by the Grantee on such exercise. Upon a subsequent sale or exchange of the Shares, a Grantee will realize long-term or short-term capital gain or loss assuming the Shares are held as a capital asset, depending on how long the Grantee holds the Shares. See "Capital Gains and Losses" below. The holding period for purposes of determining whether the capital gain (or loss) is long-term or short-term commences on the date the Option is exercised.

  USE OF STOCK TO EXERCISE OPTIONS. A Grantee who pays the Option Price by surrendering Shares already owned by Grantee will recognize taxable income in an amount equal to the difference between the Fair Market Value of the Shares received on the date of exercise and the Option Price. A Grantee who pays the Option Price by surrendering Shares already owned by the Grantee will not recognize gain or loss with respect to the disposition of the Shares surrendered. The Grantee will have a carryover basis in such number of Shares received upon exercise as is equal to the number of Shares surrendered, and his or her basis in the additional Shares received will be equal to the fair market value of the Shares on the date of exercise of the Option. Upon a subsequent sale or exchange of the Shares, a Grantee will realize long-term or short-term capital gain or loss depending on how long the Grantee held the Shares, assuming the Shares are held as a capital asset. See "Capital Gains and Losses" below. The capital gains holding period for the additional Shares acquired commences on the date the Option is exercised, while the holding period for the Shares received equal to the number of Shares surrendered will include the period during which the surrendered Shares were held.

LSARS

  Generally, a Grantee of an LSAR will not realize any taxable federal income at the time of grant. However, at the time an LSAR is automatically exercised, the Grantee will recognize ordinary income in an amount equal to the cash benefit received. Stilwell is entitled to a tax deduction in the same amount and in the same year in which a Grantee recognizes ordinary income resulting from the automatic exercise of an LSAR.

CAPITAL GAINS AND LOSSES

  The Shares must be considered a capital asset for a Grantee to recognize capital gain or loss on the disposition of the Shares. Capital gains and losses can be either short-term or long-term. A capital gain or loss will be a long-term capital gain or loss if the Grantee holds the Shares for more than one (1) year. Short-term capital gains are currently taxed at ordinary income rates, and the maximum federal income tax rate currently applicable to long-term capital gains is generally 20%. A Grantee may be limited in his or her ability to deduct any short-term or long-term capital losses in the year in which the loss is incurred.

TAX WITHHOLDING

  Compensation income recognized by the Grantee in connection with the exercise of an Option, or LSAR, will be treated as wage compensation and will be subject to federal income tax and Tier I and Tier II of Railroad Retirement Tax or FICA withholding by Stilwell. There may be additional state income tax withholding. Stilwell may require such withholding obligations, in whole or in part, to be satisfied by:

* withholding from compensation, or from Shares or other payments, due to the Grantee;
* the Grantee's directly paying Stilwell cash, or if permitted by the Committee, Shares for which the Grantee has good title, free and clear of all liens and encumbrances, and which the Grantee has held for at least six months or has purchased on the open market; or
*  any combination of the foregoing.

  In order to satisfy required tax withholdings, the Grantee may, subject to the terms of the Award Agreement and the approval of the Committee, elect in writing to have Stilwell withhold Shares otherwise deliverable upon exercise of the Award, having a Fair Market Value equal to: (1) the amount necessary to satisfy the required tax withholding liability or (2) with the Committee's approval, a greater amount, not to exceed the estimated total amount of such Grantee's tax liability. The Grantee's election must be made by delivering a written irrevocable election form to Stilwell.

TAX CONSEQUENCES TO GRANTEES EMPLOYED BY U.S. EMPLOYERS BUT WORKING ABROAD

  Grantees who work outside the United States, but who are employed by Stilwell, a subsidiary or an affiliate, may be taxed in the foreign country they work in, in addition to the U.S. These tax consequences will be different depending upon the laws of each foreign country. Please consult your tax advisor with respect to your individual tax consequences in a foreign country.

CERTAIN INVESTMENT CONSIDERATIONS

  The market price of Stilwell's Common Stock may vary widely. The Common Stock that you acquire by exercise or payment of Awards granted under the Long Term Incentive Stock Plan may decrease or increase in value.

OTHER MATTERS RELATING TO THE LONG TERM INCENTIVE STOCK PLAN
------------------------------------------------------------

WHEN WAS THE LONG TERM INCENTIVE STOCK PLAN ADOPTED AND WHEN DOES IT END?

  Stilwell originally adopted the Long Term Incentive Stock Plan in 1998. The Long Term Incentive Stock Plan was most recently amended and restated effective August 11, 1999. The Long Term Incentive Stock Plan will remain in effect until all Shares subject to it are acquired, unless previously terminated by the Board of Directors of Stilwell (the "Board") in its discretion.

WHO GRANTS OPTIONS AND LSARS AND OTHERWISE OVERSEES THE LONG TERM INCENTIVE STOCK PLAN?

  The Board has appointed the Compensation and Organization Committee (the "Committee") to administer the Long Term Incentive Stock Plan. Except as may be limited by law, the certificate of incorporation or by-laws of Stilwell or the express provisions of the Long Term Incentive Stock Plan, the Committee has the full power and discretion: (1) to determine when and to whom any Awards will be granted and the terms and conditions of each Award; (2) to construe and interpret the Long Term Incentive Stock Plan and make all determinations necessary or advisable for administration of the Long Term Incentive Stock Plan;
(3) to determine the terms and conditions of all Award Agreements (which need not be identical) and to amend any such Award Agreement at any time (in certain instances only with the consent of the Grantee), (4) to make, amend and rescind rules relating to the Long Term Incentive Stock Plan, including restrictions on the exercisability and nonforfeitability of Awards upon the Grantee's termination of employment; (5) to cancel, with the consent of the Grantee, outstanding Awards and grant substitute Awards; (6) to accelerate the exercisability of, or to accelerate or waive any or all of the terms and conditions applicable to, any Award or group of Awards for any reason and at any time; (7) to extend the time during which any Award or group of Awards may be exercised, except as otherwise limited by the Long Term Incentive Stock Plan;
(8) to make any adjustments or modifications to Awards to Grantees working outside the United States as are advisable to fulfill the purposes of the Long Term Incentive Stock Plan or to comply with local law; (9) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may deem appropriate; and (10) to take any other action with respect to any matters relating to the Long Term Incentive Stock Plan for which it is responsible.

  From time to time, the Committee may adopt rules relating to the Long Term Incentive Stock Plan or amend or repeal any such rules. The determination of the Committee on all matters relating to the Long Term Incentive Stock Plan or any Award Agreement is final, conclusive and binding on all Persons. No member of the Committee will be liable for any action or determination made in good faith with respect to the Long Term Incentive Stock Plan or any Award.

MAY A GRANTEE TRANSFER AN OPTION OR LSAR TO ANOTHER PERSON?

  In general, the Long Term Incentive Stock Plan does not allow a Grantee to transfer Options or LSARs granted to him or her under the Long Term Incentive Stock Plan to another person. There are certain limited exceptions to this rule. Specifically, the Long Term Incentive Stock Plan does allow a Grantee to transfer an Option and any related LSAR granted under the Long Term Incentive Stock Plan: (1) by will or by the laws of descent or distribution or (2) pursuant to a qualified domestic relations order. In addition, subject to terms and conditions established by the Committee, a Grantee may transfer an Option and any related LSAR under the Long Term Incentive Stock Plan to a spouse, sibling, parent, child or grandchild, to a trust primarily for the benefit of the Grantee or such relatives, or to a corporation or other entity exclusively owned by the Grantee or by such relatives. The Committee has adopted rules governing the transfer of Options. These rules are set forth in the Statement of Policy and Procedures Regarding Transfer of Nonstatutory Stock Options, a copy of which is available upon request.

MAY THE LONG TERM INCENTIVE STOCK PLAN OR ANY OPTION OR LSAR BE CHANGED OR TERMINATED?

  The Board may alter, amend, suspend or terminate the Long Term Incentive Stock Plan in whole or in part at any time. However, no such change shall adversely affect in any material way the rights of a Grantee under a previously granted Option or LSAR if the Grantee has not consented. In addition, if Stilwell issues or initiates a stock split, stock dividend or makes a similar change in the structure of the outstanding capitalization of Stilwell or in the event of any merger, consolidation, split-up, spin-off, reorganization or combination, or repurchase or exchange of Shares or other rights to purchase Shares or other securities of Stilwell, or other similar corporate transaction, the Committee may adjust (1) the number of Shares of Common Stock which may be available for Options, (2) the number and type of Shares subject to outstanding Awards, and
(3) the exercise or grant price with respect to any Award as the Committee determines in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Long Term Incentive Stock Plan. In such a circumstance, the Committee may also make provision for a cash payment in lieu of any Award.

  The Committee may also change the terms of Options or LSARs in recognition of unusual or nonrecurring events affecting Stilwell or the financial statements of Stilwell or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Long Term Incentive Stock Plan. No such adjustment shall be authorized to the extent that such authority would be inconsistent with satisfaction of the requirements of Section 162(m) of the Code.

  If, prior to a sale or merger of Stilwell, the Committee determines that the grant or exercise of Options or LSARs would preclude the use of the pooling-of-interests accounting methodology and that such preclusion would have a material adverse effect on the sale or merger, the Committee may: (1) make any adjustments in such Options or LSARs prior to the sale or merger that will permit pooling after the sale or merger or (2) cause Stilwell to pay the benefits attributable to the value of the Shares subject to such Options or LSARs (including not only the spread between the Fair Market Value of the Shares subject to the Options or LSARs and the applicable exercise price, but also the additional value of such Options or LSARs in excess of the exercise price as determined by the Committee) in the form of Shares if such payment would not cause the transaction to remain or become ineligible for pooling. However, no such adjustment may be made without the consent of the Grantee if the adjustment would adversely affect in any material way any such Option or LSAR held by the Grantee.

WHAT HAPPENS TO OPTIONS OR LSARS IF THE GRANTEE NO LONGER WORKS FOR STILWELL?

  The effect of a Grantee's termination of employment with Stilwell on Options and LSARs held by the Grantee is governed by the terms of the relevant Award Agreement. In the absence of such provisions in the Award Agreement, however, the following rules will govern the effect of the Grantee's termination of employment on his or her Options or LSARs.

  FOR CAUSE. In the absence of a specific provision in the Award Agreement, if the employment of a Grantee is terminated for Cause, any unexercised Options or LSARs shall terminate immediately. Termination for Cause (before a Change of Control) means a termination based on any one or more of the following, as determined by the Committee:

* commission of a crime by the Grantee which resulted or is likely to result in damage or injury to Stilwell or a Subsidiary;
*  the material violation of written policies of Stilwell or a Subsidiary;
* the habitual neglect or failure by the Grantee in the performance of his or her duties for Stilwell or a Subsidiary (but only if such neglect or failure is not remedied within a reasonable remedial period after the Grantee's receipt of written notice from Stilwell which describes such neglect or failure in reasonable detail and specifies the remedial period); or
* action or inaction by the Grantee in connection with his or her duties for Stilwell or a Subsidiary resulting in material injury to Stilwell.

After a Change of Control, Termination for Cause means a termination based on any one or more of the following, as determined in the good faith and reasonable judgment of the Committee:

* the Grantee's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material damage or injury, financial or otherwise, to Stilwell;
* a demonstrably willful and deliberate act or failure to act which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Stilwell, which causes material damage or injury, financial or otherwise, to Stilwell (but only if such action or inaction is not remedied within fifteen (15) business days of the Grantee's receipt of written notice from Stilwell which describes the act or inaction in reasonable detail); or
* the consistent gross neglect of duties or consistent wanton negligence by the Grantee in the performance of the Grantee's duties (but only if such neglect or negligence is not remedied within a reasonable remedial period after the Grantee's receipt of written notice from Stilwell which describes such neglect or negligence in reasonable detail and specifies the remedial period).

  ON ACCOUNT OF DEATH OR DISABILITY. In the absence of a specific provision in the Award Agreement, if the employment of a Grantee is terminated because of death or Disability, then any unexercised Option, whether or not exercisable on the date of termination, may be exercised by the Grantee, or his or her personal representative or beneficiary, at any time within the first twelve (12) months (or until the end of the Option Term if it occurs first) following such termination. Disability means, unless otherwise defined in the Award Agreement, total disability as determined for purposes of the long-term disability plan of Stilwell or any Subsidiary or other employer of the Grantee and disability shall be deemed to occur for purposes of the Long Term Incentive Stock Plan on the date such determination of disability is made.

  ON ACCOUNT OF RETIREMENT. If a Grantee terminates on account of Retirement, any unexercised Option, whether or not exercisable on the date of termination, may be exercised by the Grantee, or his or her personal representative or beneficiary, at any time within the first (5) five years following such termination (or until the end of the Option Term, if it occurs first). For this purpose, Retirement means termination of employment by the

Grantee after having: (1) attained age fifty-five (55) and completed ten (10) years of service with Stilwell or (2) met such other requirements as may be specified by the Committee.

  ANY OTHER REASON. In the absence of a specific provision in the Award Agreement, if employment of a Grantee with Stilwell is terminated for any reason not addressed above, any unexercised Option, to the extent exercisable immediately prior to such termination, may be exercised within three (3) months (or until the end of the Option Term, if it occurs first) from the date of such termination by the Grantee or by his or her personal representative or beneficiary.

WHAT HAPPENS TO OPTIONS OR LSARS FOLLOWING A CHANGE OF CONTROL OF STILWELL?

  Except as otherwise provided in the relevant Award Agreement, if a Change of Control occurs, then any unexercised Option, whether or not exercisable on the date of such Change of Control, may be fully exercised. Any LSAR granted under the Long Term Incentive Stock Plan is automatically exercised upon a Change of Control which has not been approved by the Incumbent Board and the related Option is canceled.

WHAT DOES STILWELL DO WITH THE MONEY RECEIVED FROM THE EXERCISE OF OPTIONS?

  All funds received by Stilwell in payment for Company shares purchased under the Long Term Incentive Stock Plan may be used for any valid corporate purpose.

ARE THERE ANY RESTRICTIONS ON THE RESALE OF THE SHARES OF COMMON STOCK ACQUIRED UPON THE EXERCISE OF AN OPTION?

  All certificates for Shares delivered under the Long Term Incentive Stock Plan pursuant to any Option may be subject to such restrictions as the Committee may deem advisable, including restrictions under applicable federal securities laws.

  Shares acquired under the Long Term Incentive Stock Plan are freely tradable unless held by an "Affiliate," as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), held by an executive officer subject to Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"), or the Grantee is in possession of material inside information (trading by such a Grantee would be deemed to be "Insider Trading"). The following summaries of Rule 144, Section 16(b) and Insider Trading are not intended to be complete descriptions.

  Persons proposing to sell Shares acquired under the Long Term Incentive Stock Plan should consult their own legal counsel regarding compliance with applicable state and federal securities laws.

  RULE 144. Affiliates may not trade Shares without registration unless the provisions of Rule 144 are met or another exemption is available for such trade. In general, under Rule 144, as currently in effect, an Affiliate may sell within any three (3) month period such number of Shares that does not exceed the greater of (i) one percent (1%) of the then outstanding Shares or (ii) the average weekly trading volume of the shares in the over-the-counter market during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Stilwell. Because of their positions with Stilwell, officers of Stilwell may be deemed Affiliates for purposes of Rule 144. The foregoing summary is not intended to be a complete description of Rule 144.

  SECTION 16(B). In addition, certain executive officers of Stilwell are subject to the provisions of Section 16(b), which provides for the disgorgement of profits in connection with purchases and sales of securities occurring within a six-month period. Section 16(b) is subject to a number of exceptions depending on the circumstances.

  INSIDER TRADING. A Grantee may not sell Shares acquired upon the exercise of an Option in violation of Stilwell's Insider Trading Policy and applicable securities laws prohibiting trading in securities by someone in possession of material inside information. Stilwell's Insider Trading Policy, in part, forbids any officer or employee of Stilwell or any subsidiary of Stilwell from trading, either personally or on behalf of others, on material non-public information concerning Stilwell or any subsidiary of Stilwell.

HOW TO OBTAIN ADDITIONAL INFORMATION

  To obtain additional information about the Long Term Incentive Stock Plan or its administrators, please call the Corporate Secretary's Office at (816) 218-2400, extension 2408 or 2406. You may also write to the Corporate Secretary at Stilwell Financial Inc., 920 Main Street, Kansas City, Missouri 64105.

                                    EXPERTS

  The legality of the securities to be issued pursuant to the Long Term Incentive Stock Plan will be passed upon for Stilwell by Sonnenschein Nath & Rosenthal.

  The financial statements of Stilwell as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999 incorporated in this Prospectus by reference to Stilwell's Information Statement filed as Exhibit
99.1 to its Registration Statement on Form 10, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  Stilwell has filed a registration statement on Form S-3 to register the shares of Stilwell common stock to be issued upon exercise of options granted under the Long Term Incentive Stock Plan to eligible persons who hold options for shares of common stock of KCSI, in connection with the Distribution. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement or incorporated by reference herein are not necessarily complete. With respect to such contract or other document filed as an exhibit to the registration statement or so incorporated, we refer you to the copy of the contract or document that has been filed or so incorporated, and each such statement shall be deemed qualified in its entirety by such reference.

  This registration statement and the exhibits thereto and any other materials filed by Stilwell with the SEC may be read and copied at the SEC's

Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information that has been or will be filed by Stilwell. In addition, Stilwell will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding unincorporated exhibits), but not delivered with it. Such requests should be made to the Office of the Corporate Secretary, Stilwell Financial Inc., 920 Main Street, 21st Floor, Kansas City, Missouri 64105-2008, telephone: (816) 218-2400, extension 2408 or 2406.

  After the Distribution, Stilwell will be required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, Stilwell will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the Distribution, these reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. Stilwell has received approval, subject to official notice of issuance, to have the Stilwell common stock listed on the New York Stock Exchange under the symbol "SV." When the Stilwell common stock commences trading on the New York Stock Exchange, such reports, proxy statements and other information will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Stilwell hereby incorporates by reference into this prospectus the following documents filed with the Securities and Exchange Commission (the "Commission").

  (a) Stilwell's Registration Statement on Form 10 dated June 15, 2000, (Commission File No. 001-15253).

  (b) Stilwell's Information Statement filed as Exhibit 99.1 to its Registration Statement on Form 10 dated June 15, 2000,
       (Commission File No. 001-15253).

  (c) The section entitled "Description of Capital Stock" contained on pages 128 to 134 of the Information Statement filed as Exhibit 99.1 to Stilwell's registration statement on Form 10 dated June 15, 2000, (Commission File No. 001-15253).

  All documents subsequently filed by Stilwell pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of those documents. Additional updating information with respect to the securities and Long Term Incentive Stock Plan covered herein may be provided in the future to participants by means of appendices to this prospectus.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below are estimates of all expenses incurred or to be incurred by Stilwell in connection with the issuance and distribution of Stilwell common stock to be registered, other than underwriting discounts and commissions.

  Registration fees                                   $  7,940
  Photocopying and Printing                              5,000*
  Legal fees                                            15,000*
  Accounting fees                                       10,000*
  State blue sky fees and expenses                         500*
                                                      --------
    TOTAL                                             $ 38,440

  *Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as Stilwell, that eliminates or limits, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Stilwell's Amended and Restated Certificate of Incorporation ("Certificate") provides for expanded indemnification of Stilwell's Board of Directors and officers of Stilwell and limits the liability of directors of Stilwell. Pursuant to those provisions, Stilwell shall indemnify each officer, director, employee, agent, trustee, committee member or representative of Stilwell, or any officer, director, employee, agent, trustee, committee member or representative of any other company or other entity who was serving at the request of Stilwell, to the fullest extent permitted under the DGCL against all expenses, liability and loss reasonably incurred by such indemnitee in any legal proceeding to which such indemnitee is made or is threatened to be made a party by reason of such indemnitee's acting in such capacity. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that if the DGCL requires, such indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) shall provide Stilwell with an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such person is not entitled to be indemnified for such expenses. The Certificate gives such indemnitee the right to bring suit against Stilwell if such advancement of expenses is not paid by Stilwell within the period set forth in the Certificate. The Certificate provides that a director of Stilwell shall not be personally liable to Stilwell or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to Stilwell or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the

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

DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, the Certificate provides that the liability of a director of Stilwell shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Stilwell has entered into indemnification agreements with its officers and directors effective as of the Distribution (the "Stilwell Indemnification Agreements"). The Stilwell Indemnification Agreements contain substantially identical provisions to the Certificate with respect to indemnification and advancement of expenses. Such agreements are intended to supplement Stilwell's officers' and directors' liability insurance and to provide the officers and directors with specific contractual assurance that the protection provided by Stilwell's Certificate will continue to be available regardless of, among other things, an amendment to the Certificate or a change in management or control of Stilwell. The Stilwell Indemnification Agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorney's fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in certain capacities. The Stilwell Indemnification Agreements provide a mechanism to seek court relief if indemnification or expense advances are denied or not received within the periods provided in the Stilwell Indemnification Agreements. Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under the Stilwell Indemnification Agreements or of certain other matters. Stilwell has entered into such indemnification agreements with all current directors and officers of Stilwell.

ITEM 16.  EXHIBITS

Exhibit No.    Description

3.1    Amended and Restated Certificate of Incorporation, filed as
       Exhibit 3.1.1 to Stilwell's Registration Statement on Form 10, dated as of June 15, 2000 (Commission File No. 001-15253) (the "Form 10 Registration Statement"), is hereby incorporated by reference as Exhibit 3.1

3.2    Amended and Restated Bylaws, filed as Exhibit 3.1.2 to
       Stilwell's Form 10 Registration Statement, is hereby incorporated by reference as Exhibit 3.2

4.1 Stilwell Financial Inc. 1998 Long Term Incentive Stock Plan (as amended and restated effective as of August 11, 1999), filed as Exhibit 10.8 to Stilwell's Form 10 Registration Statement, is hereby incorporated by reference as Exhibit 4.1

5 Opinion of Sonnenschein Nath & Rosenthal as to the legality of the securities being registered

8 Opinion of Sonnenschein Nath & Rosenthal as to the tax consequences of the Long Term Incentive Stock Plan

23.1 Consent of Sonnenschein Nath & Rosenthal to use of opinion re: legality (included in the opinion filed herewith as Exhibit 5)

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

23.2 Consent of Sonnenschein Nath & Rosenthal to use of tax opinion (included in the opinion filed herewith as Exhibit 8)

23.3   Consent of PricewaterhouseCoopers LLP

24     Power of attorney (included on signature page)

ITEM 17.  UNDERTAKINGS

(a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 14, 2000.

                STILWELL FINANCIAL INC.

                By:  /s/ Landon H. Rowland
                     ----------------------------------
                     Landon H. Rowland
                     President and Chief Executive
                     Officer

                               POWER OF ATTORNEY

  The undersigned hereby constitutes and appoints Landon H. Rowland, Joseph D. Monello and Danny R. Carpenter, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Amendment No. 1 to the Registration Statement on Form S-3 of the Stilwell Financial Inc. 1998 Long Term Incentive Stock Plan, and to execute any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                 Title                             Date

/s/ Landon H. Rowland     Director; Chairman of the Board,  June 14, 2000
----------------------    President and Chief Executive
Landon H. Rowland         Officer
                          (Principal Executive Officer)


/s/ Joseph D. Monello     Vice President and                June 14, 2000
----------------------    Chief Operating Officer,
Joseph D. Monello         (Principal Financial Officer)


/s/ Douglas E. Nickerson  Vice President and Controller     June 14, 2000
------------------------  (Principal Accounting Officer)
Douglas E. Nickerson

/s/ Morton I. Sosland     Director                          June 14, 2000
------------------------
Morton I. Sosland

/s/ James E. Barnes       Director                          June 14, 2000
------------------------
James E. Barnes

/s/ Paul F. Balser        Director                          June 14, 2000
------------------------
Paul F. Balser

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


                               INDEX TO EXHIBITS

Exhibit No.       Description

5 Opinion of Sonnenschein Nath & Rosenthal as to the legality of the securities being registered

8 Opinion of Sonnenschein Nath & Rosenthal as to the tax consequences of the Long Term Incentive Stock Plan

23.3              Consent of PricewaterhouseCoopers LLP


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